Exhibit 99.1

Fluor Corporation	Keith Stephens / Brian Mershon
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7624 / 469.398.7621 tel

469.398.7000 main tel	Ken Lockwood / Jason Landkamer
Investor Relations
469.398.7220 / 469.398.7222 tel

News Release

FLUOR RECEIVES ADVERSE RULING

ON GREATER GABBARD PROJECT

IRVING, TEXAS — November 16, 2012 — Fluor today announced that the company received an adverse decision from an arbitration panel regarding its claims for additional compensation related to the Greater Gabbard Offshore Wind Farm Project.

Through its claims, the company sought to recover compensation for schedule and cost impacts arising from delays, disruption and productivity issues which the company believes were attributable to the client and other third parties.

As a result of the decision, Fluor expects to record a pre-tax charge of approximately $400 million in the fourth quarter, which was not considered in its most recent earnings guidance for 2012.  With the project substantially complete, the decision is not expected to have a material adverse impact on cash flow.

“Fluor delivered a quality project, and we are extremely disappointed with this unexpected decision, especially considering recent statements that acknowledge that all 140 turbines are commissioned and exporting electricity, and the overall performance is more than 10 percent ahead of the client’s expectations,” said Chairman and Chief Executive Officer David Seaton.

About Fluor Corporation

Fluor Corporation (NYSE: FLR) designs, builds and maintains many of the world’s most challenging and complex projects. Founded in 1912, the company was started by John Simon Fluor Sr. with a modest investment of $100. Since those humble beginnings, the company has grown into one of the largest engineering & construction companies in the world. Fluor is celebrating its 100th anniversary during 2012.

Today, through its global network of offices on six continents, the company provides comprehensive capabilities and world-class expertise in engineering, procurement, construction, commissioning, operations, maintenance and project management. Headquartered in Irving, Texas, Fluor is a FORTUNE 200 company and had revenue of $23.4 billion in 2011.  For more information, visit www.fluor100.com and www.fluor.com.

Forward-Looking Statements: This Press Release contains forward looking statements regarding the expected accounting and financial effects of the arbitrators’ decision on the Company’s claims relating to the Greater Gabbard Project.  Actual results may vary based on numerous factors including final determination of costs and recoveries relating to the project, foreign currency adjustments and tax and accounting treatment of these items.